Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NeuroMetrix, Inc. of our report dated February 8, 2018 relating to the financial statements and financial statement schedule, which appears in NeuroMetrix, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts
July 19, 2018